PROMOTION AGREEMENT

THIS PROMOTION AGREEMENT (this "Agreement"), dated as of February 4, 1997, is entered into by and between REDNECK FOODS, INC., a Delaware corporation ("Company"), and JEFF FOXWORTHY, an individual ("Foxworthy") with reference to the following:

Simultaneously with the execution and delivery of this Agreement, (i) Company, Foxworthy and David Womick ("Womick") are entering into a Series A Convertible Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") providing for, among other things, the acquisition by Foxworthy of certain shares of Series A Convertible Preferred Stock (the "Preferred Stock") of Company upon the terms and subject to the conditions set forth therein.

As partial consideration for the Preferred Stock purchased pursuant to the Stock Purchase Agreement, Foxworthy desires to provide Company with certain promotional appearances and services pursuant to the terms provided herein. NOW, THEREFORE, in consideration of the obligations and agreements contained herein and in the Stock Purchase Agreement and the Transaction Documents, the parties hereto agree as follows:

1. DEFINITIONS. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement.

2.   PROMOTIONAL SERVICES.
2.1.   Promotional Commercials.

(a) Agreement to Perform. During the Term (as defined in Section 3), Foxworthy agrees to serve, without charge, but subject to applicable union and guild minimums, as the feature actor in four (4) commercials per year promoting the Restaurants and the Franchise. Each such commercial shall be no longer than sixty (60) seconds in length and shall be produced in no more than two (2) variations. The commercials may be aired on local or national television or radio, or both.

(b) Consultation and Approval Rights. Company shall consult with Foxworthy with respect to the nature, content (including all audio and visual elements) and use of any commercial proposed by Company, and Foxworthy shall have the right to approve in his sole and absolute discretion such nature, content and use. If Foxworthy approves a use, such approvals as to use shall, where practicable, be made with a general description of approved uses. Further, Foxworthy shall have the right, in his sole and absolute discretion, to decline to perform in any commercial proposed by Company if he reasonably believes that the content of such commercial would be detrimental to the value of the Licensed Material (as defined in the License Agreement) or to his image or reputation. In addition, Company shall not broadcast a completed commercial until such commercial has been submitted to Foxworthy for his review and Foxworthy has in his sole and absolute discretion approved the completed form of the commercial and the intended broadcast forum. A commercial shall not count as one of the four (4) commercials per year required of Foxworthy under Section 2.1(a) unless such commercial is actually broadcast.

(c) Scheduling and Expenses. Company shall provide Foxworthy with at least ninety (90) days advance notice of scheduling of proposed commercials, and such scheduling shall be subject to Foxworthy's professional availability. All expenses associated with the production of the commercials, including the first-class travel, hotel and incidental expenses of Foxworthy and one companion, and the purchasing of commercial air time shall be paid by Company.

2.2. Appearance at Annual Franchise Meeting. Each year during the Term, Foxworthy agrees, subject to Foxworthy's professional availability, to appear and give a short promotional speech at the annual meeting hosted by Company for all franchisees of the Franchise. All expenses associated with Foxworthy's appearance at such meeting, including the first-class travel, hotel and incidental expenses of Foxworthy and one companion, shall be paid by Company.

2.3. Additional Promotional Activities. From time to time during the Term, Company may request that Foxworthy provide other promotional services for the Restaurants in addition to those set forth herein. Foxworthy may decline or accept these requests in his sole and absolute discretion.

3. TERM AND TERMINATION. The term of this agreement (the "Term") shall be five (5) years beginning with the opening of the first Restaurant unless sooner terminated by the occurrence of any of the following:

(a) A material breach by Company of this Agreement, the Stock Purchase Agreement or any of the Transaction Documents, which breach has not been cured within thirty (30) days of receipt from Foxworthy of written notice thereof;

(b) At the option of Foxworthy, upon a material breach by David Womick of his obligations under the Womick Employment Agreement within the first three
(3) years after the opening of the first Restaurant which breach has not been cured within thirty (30) days of receipt from Foxworthy of written notice thereof;

(c) Upon receipt of written notice from Foxworthy if, as the result of (i) any act or omission of Company, (ii) any claim or charge against Company or
(iii) any other occurrence or circumstances involving Company, the continued association of Foxworthy with Company would be detrimental to the value of the Licensed Material or to Foxworthy's image or reputation;

(d) The failure of Company to continually operate the Restaurants and manage the Franchise according to the policies, practices and standards agreed to by the parties pursuant to the terms of the Stock Purchase Agreement;

(e) The failure of Company and/or Womick to raise the Investment Capital pursuant to the terms provided in the Stock Purchase Agreement; or

(f) The failure of Company to comply with any laws and regulations, the consequences of which are materially adverse to Company.

4. NO COMPETITIVE PROMOTIONS. During the Term, Foxworthy shall not directly or indirectly (whether for compensation or otherwise), provide promotional appearances or services to any business which competes with Employer's business of owning and managing restaurants that feature barbecue style as their primary cuisine and marketing and selling barbecue-related food products. The foregoing restriction will not prevent Foxworthy from providing other promotional activities and services, including providing such activities and services for restaurants that do not feature barbecue style as their primary cuisine and food products other than barbecue-related food products. Furthermore, the foregoing restriction will not apply after January 1, 1999 unless there are at least five (5) Restaurants open for business as of such date, and will not apply after January 1, 2000 unless there are at least ten (10) Restaurants open for business as of such date. For purposes of the foregoing, any Restaurant that has been opened for business either by Company or by any of its franchisees and is operating as of such date will be considered "open for business."

5.   REPRESENTATIONS AND WARRANTIES.
5.1. Representations and Warranties of Company. Company represents and warrants to Foxworthy as follows:

(a) Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated herein.

(b) This Agreement has been executed and delivered by Company and is the valid and binding obligation of Company enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or similar laws affecting creditors' rights generally, and except in so far as the availability of equitable remedies may be limited by applicable law from time to time in effect.

5.2. Representations of Foxworthy. Foxworthy represents and warrants to Company as follows:

(a) Foxworthy hereby has the right and power to grant to Company the rights described herein and is free to enter into this Agreement and to carry out his obligations hereunder.

(b) Foxworthy warrants that, during the Term, he will not commit any act which brings Company into public disrepute or scandal, or which shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Company.

6.   INDEMNIFICATION.
6.1. Indemnification Obligation. Company shall indemnify, defend and hold harmless Foxworthy from and against any and all claims arising out of or in connection with Foxworthy's appearance in commercials and performance of other promotional activities in accordance with this Agreement.

6.2. Indemnification Procedure. Promptly after receipt by Foxworthy of notice of the commencement of any action involving a claim referred to in
Section 6.1, Foxworthy will give written notice to Company of the commencement of such action. If any such action is brought against Foxworthy, Company will be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to Foxworthy, and after notice from Company to Foxworthy of its election to assume the defense thereof and to pay any and all costs relating thereto, Company shall not be responsible for any legal or other expenses subsequently incurred by Foxworthy if Foxworthy engages separate counsel in connection with the defense thereof; provided, however, that Foxworthy shall have the right to retain his own counsel, with the reasonable fees and expenses to be paid by Company, if Foxworthy shall have reasonably concluded that representation of Foxworthy by the counsel retained by Company would be inappropriate due to actual or potential differing interests between Company and Foxworthy in such proceeding.

7.   MISCELLANEOUS.
7.1. Effectiveness of Agreement. This Agreement shall become effective on and as of the date of execution of the Stock Purchase Agreement.

7.2. Successors and Assigns. This Agreement shall bind and inure to the benefit of Company and Foxworthy and their respective successors, permitted assigns, heirs and legal representatives (as the case may be) of Company and Foxworthy.

7.3. Further Assurances. The parties shall duly acknowledge, execute, deliver, and/or procure the due execution and delivery of any and all further instruments which may be appropriate, necessary, or expedient to carry out, confirm, or effectuate the purpose and intent of this agreement and the grant of rights made hereunder.

7.4. Assignment. Company may not assign its rights under this Agreement to any purchaser or transferee without the prior written consent of Foxworthy.

7.5. Entire Agreement. This Agreement, the Stock Purchase Agreement and the other Transaction Documents (as defined in the Stock Purchase Agreement) contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

7.6. Notices. All notices and other communications pursuant to this Agreement shall be made in accordance with the Stock Purchase Agreement at the address set forth therein for the Company and Foxworthy.

7.7. Amendment and Modification; Waiver. Except as otherwise provided herein, this Agreement may be amended, modified and supplemented and the application of any provision of this Agreement or any rights or obligations of any party hereunder may be waived (either retroactively or prospectively) only by written agreement of the parties hereto affected by such amendment, modification, supplement or waiver. Further, any waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

7.8. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.9. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

7.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

7.11. Arbitration. Any and all disputes arising hereunder shall be subject to resolution by arbitration as provided in the Arbitration Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Promotion Agreement to be executed and delivered as of the date first above written.

REDNECK FOODS, INC.,
a Delaware corporation

By

JEFF FOXWORTHY
Title: ________________________